Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 12, 2013, relating to the balance sheet of ROI Acquisition Corp. (a corporation in the development stage) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2012 and the periods from September 19, 2011 (date of inception) to December 31, 2011 and from September 19, 2011 (date of inception) to December 31, 2012, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey

May 8, 2013